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                                                                      EXHIBIT 13


                      [LETTERHEAD OF VAN KAMPEN MERRITT]



October 15, 1986



Van Kampen Merritt Growth and Income Fund*
1001 Warrenville Road
Lisle, Illinois 60532

Dear Sirs:

The initial $100,069 investment by Van Kampen Merritt Inc. in Van Kampen Merritt Growth and Income Fund will not be redeemed while any organizational expenses remain unamortized unless the proceeds of any redemption of that initial investment are reduced by their pro rata portion of any unamortized organizational expenses. These shares are purchased for investment purposes, and Van Kampen Merritt Inc. has no present intention of selling or publicly distributing these shares.

Sincerely,



By:  /s/Dennis J. McDonnell
     ----------------------
     Senior Vice President


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* As of the date of this letter, the Van Kampen Merritt Growth and Income Fund
("the Fund") was a series of the Registrant. As of the date of this filing, the Fund no longer was a series of the Registrant.